Exhibit 99.1

To Our Valued Shareholders,

We are sharing important information regarding the dividend payment schedule following the successful merger of Mifflinburg Bancorp, Inc. and Northumberland Bancorp under the name Steele Bancorp, Inc., now trading under the stock symbol STLE.

As you may know, historically, the shareholders of Mifflinburg Bancorp, Inc. received semi-annual dividend payments in June and December, while Northumberland Bancorp shareholders received quarterly dividend payments in March, June, September, and December.

Steele Bancorp, Inc. has adopted and will continue the semi-annual June and December dividend payment schedule traditionally used by Mifflinburg Bancorp, Inc. For former Northumberland Bancorp shareholders this means that the four March, June, September, and December quarterly dividend payments they traditionally received will be consolidated into two June and December semi-annual dividend payments. This approach allows Steele Bancorp, Inc. to effectively complete the integration of the merger while aligning with the longstanding tradition of Mifflinburg Bancorp, Inc., which has paid dividends for an exceptional 153 consecutive years; underscoring a deep commitment to shareholder value and financial consistency.

Below is a summary of Mifflinburg Bancorp, Inc.’s annual dividend over the past few years:

●	2020: $1.25 per share
●	2021: $1.31 per share
●	2022: $1.37 per share
●	2023: $1.41 per share
●	2024: $1.45 per share
●	2025: $0.74 per share through June

We recognize that dividend consistency is a key component of shareholder return, and we remain dedicated to a disciplined and sustainable dividend policy that reflects the financial strength and strategic goals of Steele Bancorp, Inc.

We thank you for your continued trust and investment in Steele Bancorp, Inc. Should you have any questions regarding this update or any other shareholder matters, please do not hesitate to contact us at (570) 966-8112.

Sincerely,

Jeffrey J. Kapsar
President & CEO

Safe Harbor Statement:  This letter may include forward-looking statements.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions.  Shareholders are cautioned that forward-looking statements involve risks and uncertainty and are not guarantees of future performance or future dividends.  Actual results and actual dividends may differ materially from those expressed in forward-looking statements.  Factors that may affect future financial results and future dividends include, without limitation, general economic conditions; demand for loans, deposits and other financial products and services; changes in monetary and fiscal policies; changes in interest rates; legislative and regulatory changes; increased competition; technological changes and increased technology costs; information and cyber security breaches; fraud; and Risk Factors identified in Steele Bancorp, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Steele Bancorp, Inc. disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstance occurring after the date hereof or to reflect the occurrence of unanticipated events.